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                                                                    Exhibit 12.1
                                 Statement Re:
               Computation of Ratio of Earnings to Fixed Charges
                             (Dollars in thousands)



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
                                                                                                           Nine Months
                                                                                                             Ended
                                                    Years Ended December 31,                              September 30,
                                                    ------------------------                              -------------
                                     1995         1996           1997          1998         1999                 2000
                                     ----         ----           ----          ----         ----                 ----

Loss before provision (benefit) for
income taxes and equity in
earnings of unconsolidated
affiliate                         $(6,509)     $(6,868)      $(55,377)     $(22,196)     $17,553)             $(8,662)

Interest expense                        8            5             27         1,539            8                    3

Interest portion of rent expense      588          601            681           692          913                  902
                                   -------      -------       --------      --------     --------              -------
Earnings (loss) as adjusted       $(5,913)     $(6,262)      $(54,669)     $(19,965)    $(16,632)             $(7,757)
                                   =======      =======       ========      ========     ========              =======


Fixed charges:
    Interest expense                   $8           $5            $27        $1,539           $8                   $3
    Interest portion
    of rent expense                   588          601            681           692          913                  902
                                   -------      -------       --------      --------     --------              -------
Total fixed charges                  $596         $606           $708        $2,231         $921                 $905
                                   =======      =======       ========      ========     ========              =======

Deficiency of earnings
available to cover fixed charges  $(6,509)     $(6,868)      $(55,377)     $(22,196)    $(17,553)             $(8,662)

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